Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-98859) of Lynch Interactive Corporation pertaining to the 401(k) Savings Plan of Lynch Interactive Corporation and the Upper Peninsula Telephone Company 401(k) Plan and Trust of our report dated March 14, 2003, with respect to the consolidated financial statements and schedules of Lynch Interactive Corporation as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 included in this Annual Report (Form 10-K) for the year ended December 31, 2003.



/s/ Ernst & Young LLP
---------------------

Stamford, Connecticut
April 14,2004